UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2016

SYNUTRA INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33397	13-4306188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Blvd., Suite 500, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 840-3888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On November 17, 2016, Synutra International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Beams Power Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and Beams Power Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent currently beneficially owns approximately 63.5% of the Company’s outstanding shares of common stock, $0.0001 par value per share (the “Company Common Stock”). Ms. Xiuqing Meng, spouse of Mr. Liang Zhang, is the sole shareholder of Parent. Mr. Liang Zhang is the chairman and chief executive officer of the Company.

The Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to such effective time (other than (i) the shares held by (a) Parent, Merger Sub and any other direct or indirect subsidiary of Parent and (b) the Company and (ii) the shares in respect of which appraisal rights have been properly and validly exercised under Delaware law) will be automatically canceled and converted into the right to receive $6.05 in cash, without interest.

Representations and warranties; closing conditions

Each of the Company, on the one hand, and Parent and Merger Sub, on the other, has made customary representations and warranties to each other in the Merger Agreement. The consummation of the Merger is subject to customary closing conditions, including, among others, (i) adoption of the Merger Agreement by the Company’ stockholders, (ii) the absence of any law prohibiting the consummation of the Merger, (iii) truthfulness and correctness of each party’s representations and warranties at closing, (iv) the compliance of each party with its covenants in all material respects and (v) the absence of any material adverse effect on the Company.

Termination; termination fees

The Merger Agreement may be terminated under certain circumstances, including, among others, termination by mutual agreement of the parties, termination by either party if the Merger is not consummated on or before November 17, 2017, and termination by the innocent party if the other party materially breaches its representations, warranties or convents as provided under the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If, (a) before the stockholders of the Company approve the Merger Agreement and transactions contemplated thereby, the board of directors of the Company has effected a Change in the Company Recommendation (as defined in the Merger Agreement) and authorized the Company to terminate the Merger Agreement, or (b) Parent decides to terminate the Merger Agreement where (i) the board of directors of the Company or the Special Committee (as defined below) has effected and not withdrawn a Change in the Company Recommendation, has failed to include the Company Recommendation (as defined in the Merger Agreement) or has authorized the Company or its subsidiaries to enter into any alternative acquisition agreement, or (ii) the Company has conducted a willful and material breach of the provisions relating to any competing transactions under the Merger Agreement and failed to cure such breach within a specified time, in each case in connection with an offer or proposal in connection with a competing transaction received by the Company on or before the Go-Shop Period End Date (as defined in the Merger Agreement), the Company will be required to pay Parent a termination fee of $2.5 million. If the termination fee becomes payable in other specifically defined circumstances, the amount of the termination fee payable by the Company to Parent will be $3.13 million.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $6.26 million in the event that the Company terminates the Merger Agreement because of Parent’s material breach of the Merger Agreement or because Parent has not consummated the Merger within a required time frame after all closing conditions are satisfied or waived in accordance with the Merger Agreement.

Debt financing

Parent has secured a committed loan facility from Shanghai Pudong Development Bank Co., Ltd. to finance the transactions contemplated by the Merger Agreement, including the Merger.

Limited Guarantee

In connection with the Merger Agreement, Mr. Liang Zhang and Ms. Xiuqing Meng entered into a limited guarantee (the “Limited Guarantee”) in favor of the Company, pursuant to which Mr. Zhang and Ms. Meng would guarantee certain payment obligations of Parent and Merger Sub under the Merger Agreement.

The Company’s board of directors, acting upon the unanimous recommendation of the special committee formed by the board of directors (the “Special Committee”), unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and resolved to recommend that the Company’s stockholders adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee, which is composed solely of independent directors of the Company who are unaffiliated with Parent, Merger Sub or management of the Company, exclusively negotiated the terms of the Merger Agreement with the buyer group consisting of Mr. Liang Zhang, Ms. Xiuqing Meng, Parent and Merger Sub, with the assistance of its independent financial and legal advisors.

The foregoing description of the Merger Agreement, the Limited Guarantee and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement and the Limited Guarantee attached hereto as Exhibits 2.1 and 10.1, respectively, which is incorporated herein by reference. The Merger Agreement has been attached to provide stockholders and investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement and should not be relied upon by any investor in the Company, nor should any investor rely upon any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub, or any of their respective subsidiaries or affiliates. The representations and warranties have been qualified by matters disclosed in reports filed by the Company with the Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters of fact. Investors in the Company are not third-party beneficiaries under the Merger Agreement.

Additional Information about the Transactions

In connection with the special meeting of the stockholders of the Company to be held to approve the Merger, the Company will prepare and mail a proxy statement to its stockholders. In addition, certain participants in the Merger will prepare and mail to the Company’s stockholders a Schedule 13E-3 transaction statement. These documents will be filed with or furnished to the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E-3 transaction statement by mail, stockholders also will be able to obtain these documents, as well as other filings containing information about the Company, the Merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the Merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company Common Stock as of June 13, 2016 is also set forth in the Company’s Form 10-K, which was filed with the SEC on June 13, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.

Item 8.01.	Other Events.

On November 17, 2016, the Company issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNUTRA INTERNATIONAL, INC. (Registrant)

Date:	November 17, 2016	By:	/s/ Ning Cai
			Name:	Ning Cai
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 17, 2016, by and among the Company, Parent and Merger Sub
10.1	Limited Guarantee, dated November 17, 2016, by Mr. Liang Zhang and Ms. Xiuqing Meng in favor of the Company
99.1	Text of press release issued by the Company dated November 17, 2016